Exhibit 10.1

Summary of Director Compensation

Director Category (applicable to non-employee directors)	Annual Retainer	Compensation per Meeting (in-person only)	Number of Annual Stock Options*
Board Members	$20,000	$1,000	Up to 10,000	(1)
Audit Committee Members (excluding Chairman)	$2,500	None	None
Audit Committee Chairman	$25,000	None	None
Compensation Committee Members (including Chairman)	$2,000	None	None
Nominating and Corporate Governance Committee Members (including Chairman)	$2,000	None	None

*	Applicable to all non-employee directors.
(1)	If such option is the first option a director has received from the Company for his or her services as a Board member (the “Initial Grant”), then the shares subject to such option will vest over four (4) years, with 25% of the shares subject to such option vesting upon the one (1) year anniversary of the date of the grant of such option, and 1/48 of the shares subject to such option vesting monthly thereafter. If such option is not an Initial Grant, then 1/48 of the shares subject to such option would vest monthly over four (4) years.